Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI increases dividend

PEORIA, ILLINOIS, May 5, 2011, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a second quarter regular cash dividend of $0.30 per share, a $0.01 increase over the prior quarter.  The dividend is payable on June 20, 2011 to shareholders of record as of May 31, 2011.

RLI has paid regular dividends for 140 consecutive quarters and increased regular dividends in each of the last 36 years.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI’s newly acquired subsidiary, Contractors Bonding and Insurance Company, is rated A “Excellent” by A.M. Best Company. RLI is recognized as one of the insurance industry’s top performing companies by its designation as a Ward’s 50® Top P&C Performer and has been a member of the group for 20 straight years since the list’s inception in 1991.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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